February 20, 2018

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports 2017 Earnings

•	2017 non-GAAP net operating earnings slightly above guidance range for the year

•	Financial results reflect disciplined execution of core utility infrastructure investment strategy

•	Record $1.7 billion in capital investments delivering customer value

•	Federal tax reform provides benefits for our customers and sustainability of long-term investment plan

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, income from continuing operations for the twelve months ended December 31, 2017 of $128.6 million, or $0.39 per share, compared to $328.1 million, or $1.02 per share, for the same period of 2016.
NiSource also reported net operating earnings (non-GAAP) of $397.5 million, or $1.21 per share for the twelve months ended December 31, 2017, compared to $351.2 million, or $1.09 per share, for the same period of 2016.
For the three months ended December 31, 2017, NiSource reported a loss from continuing operations (GAAP) of $52.4 million, or $0.16 per share, compared to income from continuing operations of $88.8 million, or $0.28 per share, for the same period of 2016. On a non-GAAP basis, net operating earnings were $110.3 million, or $0.33 per share, compared to $107.6 million, or $0.33 per share, for the same period in 2016.
Reflected in the GAAP results are certain balance sheet adjustments and other items as a result of federal tax reform legislation which are not included in our non-GAAP results. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.
“NiSource's focus on delivering value to customers in 2017 was unwavering," said NiSource President and CEO Joe Hamrock. "It was a year of disciplined execution across all aspects of our business plan - from improved safety and customer satisfaction to record infrastructure investment and strong financial results. This continued execution supported safe, reliable service to customers and improved environmental performance of our systems, while delivering a total shareholder return of more than 19 percent in 2017, once again exceeding the performance of the major utility indices."
Additional information for the year ended December 31, 2017 is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our fourth quarter and year-end 2017 earnings conference call scheduled for February 20, 2018 at 9:00 a.m. ET.

Significant NiSource achievements in 2017 included:

•	A record level of safety performance for employees - achieving industry top decile in core safety metrics, and a continued decline in preventable vehicle accidents.

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Improved customer service scores across all NiSource utilities, including Columbia Gas of Virginia, which was recognized as one of the nation's top gas only brands, and NIPSCO, as one of the most improved electric brands.

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A record $1.7 billion invested in its gas and electric utilities. This includes replacing 377 miles of priority natural gas pipeline, further enhancing safety and driving reductions in leaks and methane emissions, as well as 68 miles of underground electric cable, and about 1,300 electric poles, to support increased service reliability.

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Constructive progress on significant regulatory initiatives supporting our business plan, including approvals of gas base rate case settlements in Maryland and Virginia; gas modernization tracker update filings in six states; and the approval of an environmental investment settlement in Indiana.

•	Refinancing nearly $1 billion in long-term debt at more favorable rates, which is expected to result in significant interest expense savings over the next several years.

•	Adding nearly 28,000 net new customers, driven by increased conversions to natural gas from other fuels and a healthy housing market.

•	Establishing aggressive environmental targets supported by NiSource's business strategy, including a 50 percent reduction of greenhouse gas emissions from 2005 levels by 2025.

2018 Guidance, Growth, Capital Forecasts Reaffirmed Following Federal Tax Reform

As noted in its December 21, 2017 news release, NiSource believes the comprehensive federal tax reform signed into law will lower costs for customers and supports continued investment in critical utility infrastructure that benefits our customers and communities.

Based upon the expected regulatory implementation of the law's provisions, NiSource continues to expect to deliver non-GAAP net operating earnings of $1.26 to $1.32 per share in 2018, and make capital investments of $1.7 to $1.8 billion.

The company also expects to grow its net operating earnings per share (non-GAAP) and dividend by 5 to 7 percent each year through 2020. On January 26, 2018 the company increased its dividend to an annualized 78 cents per share, up from 70 cents per share in 2017. NiSource continues to expect to invest $1.6 to $1.8 billion annually in its utility infrastructure programs through 2020, and remains committed to maintaining investment grade credit ratings. As of December 31, 2017, NiSource had approximately $1 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitizations.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

"We're confident in our ability to meet our commitments to our customers and the financial community while also managing through changes which will result from tax reform," Hamrock said.

Fourth Quarter 2017 and Recent Business Highlights

Gas Distribution Operations

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Northern Indiana Public Service Company's (NIPSCO) base rate case remains pending before the Indiana Utility Regulatory Commission (IURC). The request, which seeks NIPSCO's first natural gas base rate increase in more than 25 years, supports continued

investment in system upgrades, technology improvements and other measures to increase pipeline safety and system reliability. Inclusive of various tracker programs and reflecting the impact of federal tax reform, the case now seeks an annual revenue increase of $117.9 million. An order is expected in the second half of 2018.

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Columbia Gas of Ohio's settlement agreement to continue its Infrastructure Replacement Program for five years was approved by the Public Utilities Commission of Ohio on January 31, 2018. This well-established pipeline replacement program covers replacement of priority mainline pipe and targeted customer service lines.

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The IURC on December 28, 2017 approved the latest tracker update in NIPSCO's seven-year, $850 million gas infrastructure modernization program to further improve system reliability and safety. The request covered approximately $59 million of investments that were made in the first half of 2017.

Electric Operations

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On December 13, 2017, the IURC approved a settlement in NIPSCO's November 2016 request to invest in environmental upgrades at its Michigan City Unit 12 and R.M. Schahfer Units 14 and 15 generating facilities. The settlement included authority and cost recovery for the company's approximately $193 million Coal Combustion Residuals projects.

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NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The IURC-approved program represents approximately $1.25 billion of electric infrastructure investments expected to be made through 2022. New rates became effective with November 2017 bills following IURC approval of NIPSCO's June 2017 tracker update request, which sought increased revenue associated with approximately $134 million in capital investments made from May 2016 through April 2017. NIPSCO filed its latest tracker update request on January 30, 2018, covering approximately $75 million in investments made from May 2017 through November 2017.

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NIPSCO’s two major electric transmission projects remain on schedule and are expected to be complete by mid-2018. The 100-mile 345-kV and 65-mile 765-kV projects are designed to enhance region-wide system flexibility and reliability.

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As part of its 2016 Integrated Resource Plan, NIPSCO remains on schedule with the May 2018 retirement of Bailly Generating Station Units 7 and 8, which is part of NIPSCO’s plan to retire 50 percent of its coal-fired generating fleet by the end of 2023.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top-rated utility among America's Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; any damage to NiSource's reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; the availability of insurance to cover all significant losses and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Income (Loss) from Continuing Operations to Net Operating Earnings (Non-GAAP) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2017	2016	2017	2016
GAAP Income (Loss) from Continuing Operations	$(52.4)	$88.8	$128.6	$328.1
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(6.9)	7.2	30.2	12.4
Operating Expenses:
Plant retirement costs(1)	—	22.1	1.5	22.1
IT service provider transition costs(2)	8.3	—	21.6	—
Transaction costs(3)	—	0.3	—	2.5
Loss (gain) on sale of assets and impairments, net	0.1	(0.6)	—	(1.0)
Total adjustments to operating income	1.5	29.0	53.3	36.0
Other Income (Deductions):
Loss on early extinguishment of long-term debt	—	—	111.5	—
Income Taxes:
Tax effect of above items	0.1	(10.2)	(57.0)	(12.9)
Income taxes - discrete items(4)	161.1	—	161.1	—
Total adjustments to income to continuing operations	162.7	18.8	268.9	23.1
Net Operating Earnings (Non-GAAP)	$110.3	$107.6	$397.5	$351.2
Basic Average Common Shares Outstanding	337.5	322.9	329.4	321.8
GAAP Basic Earnings (Loss) Per Share From Continuing Operations	$(0.16)	$0.28	$0.39	$1.02
Adjustments to basic earnings per share from continuing operations	0.49	0.05	0.82	0.07
Non-GAAP Basic Net Operating Earnings Per Share	$0.33	$0.33	$1.21	$1.09
(1) Represents costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station. Includes costs for contract termination, employee severance and write downs of materials and supplies inventory balances.
(2) Represents contract termination costs and external legal and consulting costs associated with termination of the IBM IT services agreement and the transition to a new multi-vendor strategy for IT service delivery.
(3) Represents costs incurred associated with the separation of Columbia Pipeline Group, Inc.
(4)Represents the impact of adopting the provisions of the Tax Cuts and Jobs Act of 2017.